                                                                      EXHIBIT 11



                           SPECIALTY PAPERBOARD, INC.

                        STATEMENT REGARDING COMPUTATION
                           OF NET EARNINGS PER SHARE
                                  (Unaudited)



Exhibit 11 - Statement regarding computation of per share earnings attached to and made part of Part II of Form 10-Q for the six month period ended June 30, 1996 and 1995.


                                         June 30, 1996        June 30, 1995
                                         -------------        -------------

      Weighted average number of
     shares issued and outstanding         4,034,117           4,033,432